Exhibit 5.1

File Reference: SM001570-00086

December 17, 2015

DHX Media Ltd.
1478 Queen Street
Halifax, NS B3J 2H7

Re:	DHX Media Ltd. – Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by DHX Media Ltd. (the “Company”) with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 500,000 variable voting shares of the Company (the “Shares”) issuable under the Company’s Performance Share Unit Plan (the “PSU Plan”).

For the purpose of this opinion, we have examined and reviewed originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate, including the corporate proceedings and records of the Company relating to the approval of the PSU Plan and the issuance of the Shares. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as a certified, conformed or photostatic copies.

This opinion is limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. We do not express any opinion on any laws other than the laws of the Province of Nova Scotia and the laws of Canada applicable therein.

Based upon and subject to the foregoing, as of the date hereof, we are of the opinion that the issuance of the Shares has been duly and properly authorized by all necessary corporate action on the part of the Company and the Shares will, at the time of their issuance in accordance with the terms of the PSU Plan, be validly issued and outstanding as fully paid and non-assessable variable voting shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.

Yours truly,

/s/ Stewart McKelvey

STEWART McKELVEY